Exhibit 10.3

Execution Copy

Resignation Letter

November 16, 2023

Argo Group International Holdings, Ltd.

90 Pitts Bay Road

Pembroke, HM 08

Bermuda

Ladies and Gentlemen:

Reference is hereby made to that certain Agreement and Plan of Merger, by and among Argo Group International Holdings, Ltd., a Bermuda exempted company limited by shares (the “Company”), Brookfield Reinsurance Ltd., a Bermuda exempted company limited by shares (“Brookfield Reinsurance”), and BNRE Bermuda Merger Sub Ltd., a Bermuda exempted company limited by shares (“Merger Sub”), dated as of February 8, 2023 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Brookfield Reinsurance. Capitalized terms used and not otherwise defined herein have the meanings set forth in the Merger Agreement.

I, Susan Comparato, hereby resign and withdraw from any and all positions that I hold as an officer and employee of the Company or any of its Subsidiaries (collectively, the “Company Group”), in each case, effective immediately following the Closing Date. In connection with my resignation from employment with the Company Group, and in consideration of (i) my commencement of employment with Brookfield Reinsurance and its Subsidiaries (collectively, the “Brookfield Group”) pursuant to the Offer Letter, dated as of September 28 2023, by and between me and Brookfield Reinsurance LLC (the “Offer Letter”) and (ii) the Company’s payment of a lump sum amount equal to $257,753.42, representing a pro-rated 2023 annual bonus (the “Discretionary Bonus”), subject to applicable tax withholdings, no later than the second payroll date following the date on which I execute and deliver the release of claims attached as Annex A (the “Release”), I hereby agree to execute and deliver the Release no earlier than the Closing Date and no later than the Start Date (as defined in the Offer Letter). Notwithstanding the foregoing, in no event shall the timing of my execution of the Release, directly or indirectly, result in me designating the calendar year of payment of the Discretionary Bonus, and if the Discretionary Bonus could be made in more than one taxable year, payment shall be made in the later taxable year.

For the avoidance of doubt, I hereby acknowledge that (x) the termination of my employment with the Company Group, and the commencement of my employment with the Brookfield Group, shall not, in either case, result in any severance payments or benefits under the Executive Severance Plan of the Company, effective as of January 1, 2021, and amended and restated as of April 26, 2022 (the “Plan”), and (y) my participation in the Plan shall cease as of the Closing Date.

Sincerely,

/s/ Susan Comparato
Susan Comparato